EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No: 333-182832 on Form S-3, and in Registration Statement Nos: 333-164614, 333-167770, and 333-190220 on Form S-8 of our reports dated February 22, 2016, relating to the consolidated financial statements and financial statement schedule of TrueBlue, Inc. and subsidiaries, and the effectiveness of TrueBlue, Inc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of TrueBlue, Inc. for the year ended December 25, 2015.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 22, 2016